Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Motorola, Inc.:
We consent to the use of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference. Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standard No. 157, Fair Value Measurements, effective January 1, 2008, Emerging Issue Task Force Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, effective January 1, 2008, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006.

/s/ KPMG LLP
Chicago, Illinois June 19, 2009